Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc. (919) 941-5206 rkatz@icagen.com	Gregory Gin Lazar Partners, Ltd. (212) 867-1762 ggin@lazarpartners.com

ICAGEN REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 5, 2008 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the second quarter ended June 30, 2008. For the second quarter of 2008, the Company reported revenues of $3.2 million and a net loss of $3.7 million. As of June 30, 2008, the Company’s cash and cash equivalents totaled $42.6 million.

“We are pleased with the progress of our two clinical programs, ICA-105665 for epilepsy and senicapoc for asthma. We believe that both of these programs represent novel approaches to the treatment of important diseases that may offer patients and physicians advantages over currently marketed therapeutics,” said P. Kay Wagoner, Ph.D., Chief Executive Officer.

Dr. Wagoner continued, “A submission has been made to UK regulatory authorities in advance of the planned fall initiation of an initial Phase II proof-of-concept trial for senicapoc in patients with allergen-induced asthma. Additionally, provided that results of the ongoing multiple ascending dose volunteer study for ICA-105665 are supportive, we plan to initiate a Phase II trial in patients with treatment-resistant epilepsy. Finally, we continue to make progress in our preclinical programs, particularly in the pain area. We are especially encouraged with the progress in our collaboration with Pfizer to identify IND candidates targeting three sodium channels for the treatment of chronic and serious pain conditions.”

Pipeline Update

ICA-105665 for Epilepsy and Neuropathic Pain: Following the successful completion of a single ascending dose Phase I clinical trial in healthy volunteers earlier this year, the Company initiated a multiple ascending dose Phase I trial of ICA-105665, a selective opener of KCNQ potassium channel subtypes, to further assess the safety, tolerability and pharmacokinetics of this novel compound. This study, which was initially conducted in normal healthy volunteers, was recently expanded to also include a cohort of epilepsy patients who are currently well controlled on other anticonvulsant medications. Provided that results of the ongoing multiple ascending dose study are supportive, the Company plans to initiate one or more Phase II clinical trials of ICA-105665, the first of which will be in patients with treatment-resistant epilepsy. In nonclinical studies, ICA-105665 has demonstrated a broad spectrum of activity in a wide range of seizure models, including models of treatment-resistant seizures, as well as efficacy in certain models of chronic pain.

Senicapoc for Asthma: The Company recently reported the successful completion of a Phase I multiple ascending dose clinical trial of senicapoc, a novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel that is being developed for the treatment of asthma. Study results demonstrated that senicapoc was well tolerated at all doses tested and in preliminary analyses exhibited predictable and dose proportional pharmacokinetics consistent with once-daily dosing. There were no serious adverse events and no subject discontinued the study. Additionally, there were no dose-limiting toxicities in any subject. The Company expects to initiate a Phase II proof-of-concept clinical trial in patients with allergen-induced asthma at selected sites in the UK during the fall of 2008.

Pfizer Collaboration: The Company’s collaboration with Pfizer is focused on three sodium channels for the treatment of pain and related disorders. For one of the targets, a series of leading compounds has been selected for additional testing. For each of the other two targets, lead optimization is in progress. The two companies are targeting the identification of one or more clinical candidates over the next six to twelve months.

Research Programs: The Company’s ongoing discovery research programs are focused on novel approaches to inflammation and to central nervous system disorders, primarily pain. These programs are in various stages of development from the identification of multiple chemotypes to the selection of optimized compounds, as well as back-up compounds for our clinical programs.

Financial Results

Revenues for the second quarter of 2008 totaled $3.2 million, as compared to $3.4 million during the same period in 2007, a decrease of 6%. This decrease in revenues was due to the termination of the Company’s collaboration with McNeil during the third quarter of 2007, partially offset by revenue generated by the formation of the Company’s collaboration with Pfizer during the third quarter of 2007.

Operating expenses for the second quarter of 2008 were $7.1 million, as compared to $10.3 million for the same period in 2007, a decrease of 30%. This decrease in operating expenses was primarily due to decreased research and development expense related to the development of senicapoc due to the termination of the Company’s Phase III trial for sickle cell disease and the termination of the Company’s collaboration with McNeil. As a result of the termination of the McNeil collaboration, during the second quarter of 2007 the Company incurred a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that had previously been made to Children’s Medical Center Corporation (“CMCC”) in connection with the McNeil collaboration.

Net loss for the second quarter of 2008 totaled $3.7 million, as compared to $6.5 million during the same period in 2007, a decrease of 42%. The decrease in net loss for the second quarter of 2008, as compared to the same period in 2007, was due primarily to lower research and development expenses for the period, partially offset by a decrease in revenues.

Revenues for the first six months of 2008 totaled $6.2 million, as compared to $5.4 million during the same period in 2007, an increase of 15%. This increase in revenues was due to revenue generated by the formation of the Company’s collaboration with Pfizer during the third quarter of 2007, partially offset by a decrease in revenue due to the termination of the Company’s collaboration with McNeil during the third quarter of 2007.

Operating expenses for the first six months of 2008 were $14.1 million, as compared to $19.1 million for the same period in 2007, a decrease of 26%. This decrease in operating expenses was primarily due to decreased research and development expense related to the development of senicapoc due to the termination of the Company’s Phase III trial for sickle cell disease and the termination of the Company’s collaboration agreement with McNeil, partially offset by increased research and development expense related to the development of ICA-105665 for epilepsy and the development of senicapoc for asthma. As noted above during the second quarter of 2007, the Company incurred a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that had previously been made to CMCC in connection with the McNeil collaboration.

Net loss for the first six months of 2008 totaled $7.4 million, as compared to $12.9 million during the same period in 2007, a decrease of 43%. The decrease in net loss for the first six months of 2008, as compared to the same period in 2007, was due to higher revenues and lower research and development expenses.

As of June 30, 2008, the Company had cash and cash equivalents of $42.6 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Tuesday, August 5, 2008
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-260-8140
Dial-in (International):	617-614-3672
Access code:	21478367
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on August 5, 2008 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	49878323

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,”‘ “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Collaborative research and development revenues:
Research and development fees	$2,949	$2,063	$5,824	$2,555
Reimbursed research and development costs	235	1,319	328	2,817

Total collaborative research and development revenues	3,184	3,382	6,152	5,372

Operating expenses:
Research and development	5,620	8,674	11,093	16,061
General and administrative	1,526	1,597	3,035	3,064

Total operating expenses	7,146	10,271	14,128	19,125

Loss from operations	(3,962)	(6,889)	(7,976)	(13,753)
Other income, net	249	435	618	814

Net loss	$(3,713)	$(6,454)	$(7,358)	$(12,939)

Net loss per share – basic and diluted	$(0.08)	$(0.17)	$(0.16)	$(0.37)

Weighted average common shares outstanding-basic and diluted	46,834,932	37,928,862	45,432,546	34,800,641

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$42,615	$43,513
Other current assets	1,583	827
Property and equipment, net	2,467	1,736
Technology licenses and related costs, net	441	465
Other long-term assets	108	116

Total assets	$47,214	$46,657

Liabilities and stockholders’ equity
Current liabilities	$10,402	$11,444
Deferred revenue, less current portion	878	3,710
Equipment debt financing, less current portion	878	757
Other non-current liabilities	383	62
Stockholders’ equity	34,673	30,684

Total liabilities and stockholders’ equity	$47,214	$46,657